AMENDED AND RESTATED LICENSE AGREEMENT

AMENDED AND RESTATED LICENSE AGREEMENT dated as of December 31, 2005 (the "Effective Date") and amended and restated as of October 1, 2006 (the “Amendment Date”), by and between Ambit Corporation, a Delaware corporation ("Licensor"), and NaturalNano, Inc., a Nevada corporation ("Licensee").

WITNESSETH:

WHEREAS, Licensor owns and wants to provide for the commercialization of an invention entitled "Personal Communication Device Connectivity Arrangement", which is the subject of U.S. Patent Number 6,885,845 (hereinafter "Invention"); and

WHEREAS, Licensee is in the business of selling materials to coat Shielded Structures and wishes to utilize the Invention for use in connection with Shielded Structures, by the acquisition or the development, manufacture, and sale of Products;

WHEREAS, the parties entered into this Agreement as of December 31, 2005, and now wish to amend and restate the Agreement in its entirety.

NOW, THEREFORE, Licensor and Licensee, in consideration of the foregoing and the mutual promises contained herein and intending to be legally bound hereby agree as follows:

1. DEFINITIONS

As used herein:

1.1 "Affiliate" means any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with the Licensee, as well as its successors, assigns and designees.

1.2 "Enforcement Expenses" means all costs, fees and/or expenses incurred in connection with enforcement of Licensed Patents, including without limitation legal fees, contingent or otherwise.

1.3 "Improvement" means any invention, discovery or improvement, whether patentable or not, which, if practiced, would infringe any Licensed Patents.

1.4 "Joint Invention" means any patentable Improvement that includes co-inventors from Licensor and Licensee.

1.5 "Licensed Field" means any use of Products in which both of the following are true: (i) the use of the Product includes metallized halloysite and/or metallized lipid tubules as substantial operative components in RF shielding and (ii) the Product is attached to or functions in a permanent or temporary structure, i.e. which is not intended as a form of transportation (such as trailer homes which are not self-powered or powered by a four wheel vehicle or attached by trailer hitch to a personal or recreational vehicle). "Licensed Field" includes without limitation use in buildings, rooms, churches, stores, houses, apartment buildings, trailer/manufactured homes, casinos, shopping malls, circus tents, cubicles, booths, arcades, bunkers, and silos. Use attached to real estate is presumptively in the "Licensed Field". "Licensed Field" excludes use on automobiles, recreational vehicles, trains, trucks, and ships (including cruise ships) and includes aircraft. Products attached to movable personal property other than aircraft are presumptively not in the "Licensed Field".

1.6 "Licensed Patents" means the Patents and all patent applications and patents disclosing and claiming a Licensor Improvement, including all reissues, continuations, divisionals and continuations-in-part thereof, and all corresponding foreign patent applications and patents.

1.7 "Licensee Improvements" means all Improvements owned or licensable by Licensee.

1.8 "Licensee Patents" means all patent applications and patents disclosing and claiming a Licensee Improvement, including all reissues, continuations, divisionals and continuations-in-part thereof, and all corresponding foreign patent applications and patents.

1.9 "Licensor Improvements" means all Improvements owned or licensable by Licensor.

1.10 "Net Sales" means gross revenues of a party and Affiliates from sales of Products, less only usual trade discounts, sales tax which the seller has to pay or absorb, customs duties and transportation and insurance charges, if not included in the gross price, and any and all Federal, foreign, State or local taxes (except income tax) incurred by the seller on such sales; provided, however, that Net Sales shall not include revenues from Sales by such party or Affiliates of Products that were purchased from a Sublicensee.

1.11 "Patents" means U.S. Patent No. 6,885,845 and all reissues, continuations, divisionals and continuations-in-part thereof.

1.12 "Products" means any products the sale or use of which would, in the absence of this Agreement, infringe a Licensed Patent (whether by direct or contributory infringement or inducement to infringe).

1.13 "Proprietary Information" means information and trade secrets owned or controlled by a party at any time during the term of this Agreement, which relates to Products, including but not limited to, invention records, research records and reports, engineering and technical data, designs, production specifications, processes, methods, procedures, facilities and know-how; provided, however, that Proprietary Information does not include third party information which the possessor is contractually precluded from disclosing.

1.14 "Revenues" of a party means any consideration given to a party for the grant by such party of a Sublicense, including without limitation one-time lump sums, minimums, running royalties and other payments, but excludes payments for (i) research and development or "non-recurring engineering" services, based on reasonable daily or hourly rates; (ii) reimbursement of out-of-pocket expenses incurred by the party granting the Sublicense; and (iii) the purchase of securities of the party granting the Sublicense at the fair market value of such securities.

1.15 "Sales", "Sell, or "Sold" means any sale, transfer, lease, license, permission to use or other transfer of the right of possession or other conveyance by Licensee or an Affiliate.
1.16 "Shielded Structures" means permanent or temporary structures and components thereof, such as rooms, theatres and auditoriums, which have been treated to shield radio-frequency energy and thereby prevent or impede the reception of wireless radio signals.

1.17 "Sublicense" means a license of all or any of the Licensed Patents by Licensor or Licensee.

1.18 "Sublicensee" means a sublicensee of a Sublicense.

1.19 "Territory" means world-wide.

2. GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee a non-exclusive, nontransferable (except as provided in Section 15.10), world-wide, royalty-bearing license under the Licensed Patents and Licensor’s Proprietary Information to make, have made, sell, offer for sale, use, and import Products, limited to the Licensed Field, with the right to grant Sublicenses, and including the right to sue and collect damages for past infringements in the Licensed Field.

2.2 Licensee hereby grants to Licensor a non-exclusive, nontransferable (except as provided in Section 15.10), world-wide, royalty-bearing (except under the circumstances set forth in Section 13.5) license under Licensee Patents and Licensee Proprietary Information to make, have made, sell, offer for sale, use, and import Products, other than in the Licensed Field, with a right to grant Sublicenses.

2.3 Each party may grant Sublicenses (within the scope of its license in this Section 2) to persons or entities, without notification to the other, provided that each Sublicense contains a provision that the rights therein granted are personal to the Sublicensee and cannot be assigned or sublicensed, except in the case of a merger or acquisition or sale of all or substantially all of the assets to which the sublicense relates. Any Sublicense shall incorporate the substance of Sections 1.5, 1.10, 1.13, 7.1 to 7.3, 8.1, 8.2, 8.4, 11.1, 12.2 and 12.3, mutatis mutandis.

2.4 Any provision of this Agreement to the contrary notwithstanding, Licensor retains all rights under the Licensed Patents outside the Licensed Field.

3. Improvements

Should a consultant or employee of a party make or discover any Improvement, the party shall forthwith disclose or cause the same to be disclosed to the other party, and, if requested by the other party, make available or supply to the other party such information or data as is necessary or convenient for the proper understanding or use of such Improvement.

4. Ownership

Notwithstanding the provisions of Section 3 or otherwise:

(a) Licensor shall own all right, title and interest in the Licensed Patents; and

(b) Licensee shall own all right, title and interest in any Licensee Patents.

5. CONSIDERATION

5.1 In consideration of the rights granted in Section 2.1, Licensee shall:

(a) (a) pay Licensor One Hundred Thousand Dollars ($100,000) upon execution of this Agreement, which amount was paid prior to the Amendment Date; and

(b) pay Licensor the Royalties set forth in Sections 6.1 and, if applicable, 6.3; and

(c) Within two (2) days after the Amendment Date, Ambit shall endorse in blank and return to NaturalNano the One Hundred Thousand (100,000) shares of NaturalNano common stock, par value $0.001, previously issued pursuant to this Agreement.

5.2 In consideration of the rights granted in Section 2.1, Licensor shall pay Licensee the Royalties set forth in Sections 6.2 and, if applicable, 6.3.

6. ROYALTIES and Royalty Sharing

6.1 Licensee shall pay to Licensor Twenty Percent (20%) of any Revenues received with respect to Licensor Patents from Sublicenses granted by Licensee to third parties.

6.2 Licensor shall pay to Licensee Twenty Percent (20%) of any Revenues received with respect to the Licensee Patents from Sublicenses granted by Licensor to third parties.

6.3 If a party makes Products, the parties shall negotiate in good faith the terms of payment therefor. In the absence of any other agreement, the party otherwise liable under this Section shall pay royalties at the rate of Twenty Percent (20%) of Net Sales of Products sold by it.

6.4 In the event of a Sale of Products between or among Licensee and/or Affiliates where there is a resale by an Affiliate to a non-Affiliate, any royalty shall be paid to Licensor based on the greater of (i) amounts paid by the Affiliate to Licensee or (ii) by the non-Affiliate to the Affiliate.

6.5 All payments shall be made in U.S. dollars at the recipient's address for notice. Such payments shall be paid on a calendar quarter basis, within thirty (30) days after each quarter. Each payment shall be accompanied by a detailed report, showing the basis on which the payment was computed, including without limitation the total Net Sales and Revenues during such period, and the royalties payable thereon, calculated in the manner required in this Section 6.

7. REPORTING

7.1 Licensee shall report to Licensor the date of first sale of any Products, within thirty (30) days of occurrence. Licensee shall report to Licensor when Licensee enters into any Sublicense for the Patent within thirty (30) days of execution of the Sublicense, and (upon request by Licensor) provide Licensor with a copy of such Sublicense.

7.2 Each party shall keep, at its usual place of business, true and particular accounts of all matters connected with its sublicensing of Licensed Patents and its manufacture and sale of Products and shall keep books of account relating to royalties payable hereunder containing true entries complete in every particular as may be necessary or proper for enabling the amount of such royalties to be conveniently ascertained.

7.3 If requested in writing by a party, the other party shall, upon ten (10) business days notice and no more often than once per calendar year, make its books and records available for inspection during regular business hours by an independent certified public accountant engaged and paid for by the requesting party; provided, if any such audit reveals underpayment of licensee fees hereunder, audits (and re-audits) may be performed periodically until a two-year period elapses with no underpayment. Such party shall give the accountant all reasonably necessary facilities and information to enable the amount of the royalties to be verified.

8. CONFIDENTIALITY

8.1 Neither party shall disclose any Proprietary Information received from the other party, except to employees, consultants or advisors to the party who must have access to the Proprietary Information to carry out the recipient’s obligations under this Agreement and to potential Sublicensees of the Licensed Patents, provided such disclosure is in accordance with Section 8.3. All employees or consultants shall be under a written obligation of confidentiality at least as restrictive as the provisions contained herein. Proprietary Information shall be maintained in confidence for so long as such Information is maintained in confidence by the owner thereof, but no longer than two (2) years after termination of this Agreement.

8.2 To protect Proprietary Information, the recipient shall adopt reasonable security measures, including, but not limited to, restricted access to such information, marking such information, and the selective destruction of sensitive materials. Upon termination of this Agreement, the recipient shall return or destroy all documents or materials embodying Proprietary Information of the other.

8.3 Any disclosure of Proprietary Information by Licensee to potential Sublicensees shall be prohibited, unless the potential Sublicensee has signed an agreement which imposes obligations of confidentiality and nonuse at least as restrictive as those imposed on Licensee hereunder.

8.4 Paragraphs 8.1 to 8.3 inclusive shall not apply to any part of the Proprietary information which:

(a)  is published or is otherwise in the public domain through no fault of the receiving party; or

(b)  can be demonstrated by the receiving party to have been in its possession prior to receipt under this Agreement; or

(c)  is properly obtained by the receiving party from a third party without restriction; or

(d)  is independently developed by or for the receiving party without reliance, direct or indirect, on such information; or

(e)  is disclosed by the receiving party to a third party with the written approval of the disclosing party; or

(f) is obligated to be produced to comply with the requirement of a governmental body or an order of a court of competent jurisdiction.

9. PROTECTION OF INTELLECTUAL PROPERTY

9.1 Each party shall exercise reasonable diligence to file, prosecute and maintain United States patent applications ("Intellectual Property Protection"), in such party's name to protect its Improvements. Each party shall be responsible for all future costs, fees and expenses incurred in connection with the filing, prosecution and maintenance of its Intellectual Property Protection.

9.2 Each party shall:

(a)  keep the other fully and currently informed of the progress of the prosecution of all U.S. and foreign patent applications, reissues and reexaminations of the Licensed Patents and Licensee Patents, as applicable;

(b)  afford patent counsel for the other at least one (1) month’s notice before any response to any Office Action is due; and

(c)  cause its patent counsel to meet and confer with the other’s patent counsel, if and when requested, to discuss the progress and proposed response in any applicable patent application, reissue or reexamination.

9.3 If, at any time during the term of this Agreement, either party elects to abandon any pending Intellectual Property Protection or any patent issued thereon, either domestic or foreign, it shall notify the other party of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such Intellectual Property Protection. Thereafter, such other party shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such Intellectual Property Protection and/or the maintenance of any such patent solely at the other party's expense and in that event the rights granted under this Agreement shall become nonexclusive for that country or countries of the Territory.

9.4 This Agreement constitutes, in part, a "joint research agreement" between Licensors and Licensee, as defined in the CREATE Act, 35 U.S.C. § 103(c), under which Licensee will carry out some of its obligations hereunder. Intellectual property that is within the scope of the Licensed Patents will be deemed made as a result of activities undertaken within the scope of a joint research agreement and subject to the CREATE Act.

9.5 Licensee, Affiliates and Sublicensees shall mark all Products in accordance with 35 U.S.C. §287. The marking shall be accomplished by fixing on the article or when, from the character of the article, this cannot be done, by fixing to it, or to the package wherein one or more of them is contained, a label including the notation "Licensed from AMBIT CORPORATION under United States Patent 6,885,845." Such marking shall also be included into all literature and/or advertising materials describing Products.

10. NOTICE OF INFRINGEMENT AND ENFORCEMENT OF RIGHTS

10.1 Immediately upon Licensee's learning of any infringement, misappropriation or other unauthorized use of Licensor's Proprietary Information, and/or Licensed Patents ("Intellectual Property Rights"), Licensee shall promptly inform Licensor.

10.2 Licensee may make, at its election, commercially reasonable efforts to enforce the Licensed Patents against infringers in the Licensed Field; provided, however, that (except as specified in Section 10.3) Licensee shall not take any action against an infringer if and then for so long as Licensor is involved in a lawsuit against that infringer concerning the infringed Licensed Patent. The party filing a patent infringement suit (“Initiating Party”) shall be responsible for all Enforcement Expenses incurred by such party; provided, any recovery in any patent infringement suit (whether by way of judgment, settlement or otherwise) by either party shall first be paid to reimburse all Enforcement Expenses of all parties and the balance shall be considered Revenues of Licensor or Licensee, as applicable.

10.3 The Initiating Party may join the other party (“Other Party”) as a party plaintiff in any patent infringement suit involving Licensed Patents. The Initiating Party shall remain in control of the conduct of such suit, and the Other Party shall cooperate fully in such suit.

10.4 Licensor and Licensee may both wish to litigate the same Licensed Patents against the same or different infringers, consistent with the rights granted to Licensee in this Agreement. The parties agree that this is undesirable. Accordingly, before filing a lawsuit involving any Licensed Patents, the parties shall meet and confer and use reasonable efforts to agree on mutually acceptable counsel and a mutually acceptable litigation approach; provided, in the absence of such a mutually acceptable agreement within thirty (30) days of request, each party may engage whichever counsel it deems appropriate. Nothing herein limits a party's right to terminate the services of any counsel on any terms it deems appropriate.

11. INDEMNITY; DISCLAIMER; LIMITATION OF LIABILITY

11.1 Licensee hereby indemnifies and holds harmless Licensor and its employees, officers, board members, shareholders and agents (hereinafter "Indemnitees") from and against all claims, suits, liabilities, damages, costs, fees, expenses or losses arising out of any third party claims against Indemnitees for any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use or operation of Products produced or sold by Licensee or its customers. Licensor shall permit Licensee to control the defense of the lawsuit and shall cooperate as reasonably requested by Licensee.

11.2 Each party warrants to the other that it has the right and power to enter into and perform this Agreement, and that this Agreement has been duly authorized and executed and is binding and enforceable in accordance with its terms.

11.3 Licensor warrants to Licensee that:

(a) it has good and marketable title to the Licensed Patents, free and clear of any liens or encumbrances; and

(b)  it has not previously granted any license under the Licensed Patents to any third party;

(c) to the actual conscious knowledge of the officers of the Licensor as of the Effective Date, with no investigation having been made or required to be made, the Patents are valid and enforceable; and

(d) as of the Effective Date, the Licensed Patents are in good standing with the United States Patent and Trademark Office with respect to necessary periodic filings and fee payments.

LICENSOR DOES NOT WARRANT THE VALIDITY OF ANY PATENTS OR THAT PRACTICE UNDER SUCH PATENTS SHALL BE FREE OF INFRINGEMENT.

(e) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ANY AND ALL PROMISES, REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PATENTS OR TECHNOLOGY DESCRIBED THEREIN, INCLUDING ITS CONDITION, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, THE EXISTENCE OF ANY LATENT OR PATENT DEFECTS THEREIN AND ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR NONINFRINGEMENT.

11.4 IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY USE BY LICENSEE OF THE PRODUCTS OR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF WHATSOEVER KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION THEREFROM, INCLUDING WITHOUT LIMITATION ANY DAMAGES, LOSSES OR LIABILITIES WHATSOEVER WITH RESPECT TO DEATH OR INJURY TO ANY PERSON AND DAMAGE TO ANY PROPERTY ARISING FROM THE POSSESSION, USE OR OPERATION OF PRODUCTS PRODUCED OR SOLD BY LICENSEE OR ITS CUSTOMERS. LICENSEE, AND NOT LICENSOR IS RESPONSIBLE FOR THE SAFETY AND EFFICACY OF PRODUCTS PRODUCED BY LICENSEE.

12. ADVERTISING, PUBLICITY AND PUBLICATIONS

12.1 In any publication (including advertisements, sales and trade literature and instruction manuals) relating to the Invention used pursuant to this Agreement, Licensee shall, where practical, give due credit to Licensor, as owner and licensor of the Invention.

12.2 No right, title, interest or license to any trademark or service mark, is granted to Licensee.

13. TERM AND TERMINATION

13.1 This Agreement shall commence on the Effective Date of this Agreement and shall continue until the expiration of the last-to-expire of the Licensed Patents.

13.2 In the event of the breach of a material obligation hereunder by either party, the non-breaching party shall inform the other of said breach in writing. The alleged breaching party shall have thirty (30) days from the date of said notification during which to cure the breach. If the alleged breaching party does not cure the breach within thirty (30) days, the non-breaching party may terminate the Agreement upon written notification to the alleged breaching party.

13.3 Licensee may terminate this Agreement by notice to Licensor for convenience, i.e. without the need for cause.

13.4 Termination of this Agreement shall not affect any sublicenses which Licensee may have granted and that are not in breach by the Sublicensee; provided, either (i) Licensee shall continue to be liable for any payments with respect to such sublicenses or (ii) Licensee may relieve itself from liability by causing each Sublicensee to elect to continue its sublicense by entering into a suitable agreement with Licensor.

13.5 Sections 1, 4, 5.1, 8, 11, 12.2, 12, 14 and 16 of this Agreement shall survive any termination in accordance with their terms. Sections 5.2, 6 and 7 of this Agreement shall survive any termination with respect to any royalties and other payment accruing prior to termination. Termination shall not relieve either party of any liability for breach occurring prior to termination. Section 2.2 shall survive any termination by Licensor under Section 13.2 or Licensee under Section 13.3, and in such event the license therein shall be fully paid up and not royalty bearing.

14. Dispute Resolution

14.1 Negotiation of Disputes. If any dispute arises under or related to this Agreement ("Dispute"), senior executives of the parties, with decision-making authority, will meet in Boston, MA within ten (10) days after notice and enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the Dispute in an additional twenty (20) days, the Dispute shall be submitted to mediation/arbitration under in Sections 14.2 and 14.3.

14.2 Mediation of Disputes. Subject to Section 14.1, the parties shall submit any unresolved Dispute as soon as possible, but no later than twenty (20) days after notice, to a mediator selected by the parties. Senior executives of the parties with decision-making authority shall be present at the mediation session, which shall be held in Boston, MA. If the Dispute is not resolved within an additional further thirty (30) days, the parties will proceed to arbitration as specified in Section 14.3.

14.3 Arbitration of Certain Disputes. Any Dispute not resolved by Section 14.2 covered by Section 14.1 and 14.2 shall be resolved by an arbitration proceeding conducted in Boston, MA under the then-prevailing Rules for Commercial Arbitration of the American Arbitration Association ("AAA").

(a) The proceeding shall be conducted by one (1) arbitrator, reasonably acceptable to the parties, who is a patent attorney with at least twenty (20) years of experience in the field of electronics, of which ten (10) years or more have been spent (at least in substantial part) handling licensing transactions.

(b) The fees of the mediator and the AAA shall be divided equally between the parties.

(c) The parties shall cooperate in good faith to proceed to an arbitration hearing within six (6) months after the Demand for Arbitration shall have been filed with the AAA.

(d) The arbitrator’s authority shall include the powers, in his/her discretion, to:

(i) Permit limited discovery, including production of documents and depositions, to the extent required by the parties; and

(ii) Award the prevailing party its attorneys’ fees and out-of-pocket expenses, including its share of the mediator and AAA fees.

(e) The decision of the arbitrator shall be confidential, final and binding, and may be entered and enforced in any court of competent jurisdiction.

15. General

15.1 Licensee shall not export any Product or enter into any Sublicense without fully complying with any and all United States export or munitions control regulations and laws.

15.2 Licensor and Licensee are and shall remain independent contractors and nothing herein shall create a partnership or joint venture between Licensor and Licensee.

15.3 Any notice required or permitted under this Agreement shall be in writing and delivered personally or by prepaid next-business-day delivery service, receipt required, to Licensee or Licensor at the addresses set forth below or such other addresses as shall have been duly notified, and shall be effective as of its delivery date:

Licensor:	Ambit Corporation
72 Nickerson Road
Ashland, MA 01721
Attention: President

Licensee:	NaturalNano, Inc.
150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
Attention: President

15.4 Waiver by either party of any provision of this Agreement shall not constitute a continuing waiver thereof or of any other provision of this Agreement.

15.5 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

15.6 This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

15.7 This Agreement is the complete and exclusive statement between the parties relating to the subject matter hereof, and supersedes all prior understandings, communications, or representations, either oral or written, between the parties. This Agreement may not be modified or altered, except by a written instrument duly executed by Licensee and Licensor.

15.8 Unless expressly stated to the contrary elsewhere in this Agreement, all rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative and not restrictive of those given by law.

15.9 Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

15.10 This Agreement may be assigned by either party without the prior written consent of the other, including without limitation assignment in the event of a merger or acquisition of all or substantially all of the assets to which this Agreement relates. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

15.11 In the interpretation of this Agreement, words importing the singular or plural number shall be deemed to import the plural and singular number respectively, words denoting gender shall include all genders and references to persons shall include corporations or other bodies and vice versa.

15.12 Neither party shall be held in breach of this Agreement because of acts or omissions caused by any act of God or other cause beyond the control of the parties, including, but not limited to, fire, floods, labor disputes, or other unforeseen circumstances.

IN WITNESS WHEREOF, the parties have set their hands and seals and duly executed this Agreement effective as of the date first above written.

AMBIT CORPORATION

By:	/s/ Robert J. Crowley
Name:Robert J. Crowley
Title: CEO

NATURALNANO, INC.

By:	/s/ Kathleen A. Browne
Name: Kathleen A. Browne
Title: CFO